EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT ("Agreement"), made and effective as of the 1st day of May 2007, between Sense Holdings, Inc., a Florida corporation ("Sense" or "Corporation"), and Dore Scott Perler ("CEO" or "Executive").

         This is a thirty six month contract covering the period May 1, 2007 to May 1, 2010.

         WHEREAS, Sense desires to secure the services of the CEO and the CEO desires to accept such employment.

         NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, Sense and the CEO agree with each other as follows:

         1. Duties. The CEO will render full-time professional services to Sense in the capacity of Chief Executive Officer of Sense. He will at all times, faithfully, industriously and to the best of his ability, perform all duties set forth in Sense bylaws and in policy statement of the Board. As CEO, the Executive shall always be the most senior Company officer and shall have the duties, responsibilities and authority that are customarily associated with such position. Executive's duties and responsibilities shall include authority for acquisitions, divestitures, investor relations and overall management of the company subject to Board policies or direction. Executive shall also perform other functions consistent with the CEO position and shall report directly and solely to the Board. Executive shall perform his job in Sunrise, Florida and shall not have to render services at another location except on a temporary basis. Executive shall be permitted to perform outside business endeavors, subject to non-competition agreements between the Company and the Executive and provided that such outside activities do not interfere with the performance of Executive's duties.

         2. Compensation. In consideration for these services as Chief Executive Officer, Sense agrees to pay the CEO a salary of $ 156,000 per annum. Higher figures shall be agreed upon at an annual review of his compensation and performance by the Board This annual review shall occur three months prior to the end of each year of the contract for the express purpose of considering increments. The current amount of $156,000 shall be payable in accordance to Sense current pay period standards for employees.

                  (a) Incentive Compensation: In addition to the Base Salary, the Company shall pay to Executive as incentive compensation ("Incentive Compensation") in respect of each calendar year (or portion thereof) of the Company, an amount determined in accordance with any bonus or short term incentive compensation program (which may be based upon achieving certain specified performance criteria) which may be established by the Board either for the Executive or for senior management. The determination as to the amounts of any awards available to the Executive under these programs shall be reviewed at least annually by the Company's Executive Compensation Committee to ensure that such amounts are competitive with awards granted to similarly situated executives of publicly held companies comparable to the Company.

                  (b) The CEO shall be entitled to 14 Paid Days Off of compensated time each of the contract years, and such other paid holidays in accordance with Sense PDO policy, to be taken at times mutually agreed upon between him and the Chairman of the Board.

                  (c) In the event of a single period of prolonged inability to work due to the result of a sickness or an injury, the CEO will be compensated in accordance with Sense's PDO (Paid Days Off) and disability policies. Up to six (6) months salary continuation will be provided in such an instance to supplement short-term disability.

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                  (d) In addition, the CEO will be permitted to be absent from
Sense during working days to attend professional meetings and to attend to such outside professional duties in the biometrics field as have been mutually agreed upon between him and the Chairman of the Board. Attendance at such approved meetings and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. Sense shall reimburse the CEO for all expenses incurred by the CEO incident to attendance at approved professional meetings and such entertainment expenses incurred by the CEO in furtherance of Sense's interests, provided, however, that such reimbursement is approved by the Chairman of the Board.

                  (e) In addition, the CEO shall be entitled to all other fringe benefits to which all other employees of Sense are entitled.

         3. Sense agrees to pay dues to professional associations and societies and to such service organizations and clubs of which the CEO is a member, approved by the Chairman of the Board as being in the best interests of Sense.

         4. Sense agrees to:

                  (a) Insure the CEO under its general liability insurance policy for all acts done by him in good faith as Chief Executive Officer throughout the term of this contract;

                  (b) Provide comprehensive health and major medical insurance for the CEO and his family, according to Sense benefit package; and,

                  (c) Provide a car allowance of up to $ 500.00 per month, or lease.

         5. The Board may at its discretion terminate the CEO's duties as Chief Executive Officer. This action is termed Involuntary Termination Without Cause or Disability. Such action shall require a majority vote of the entire Board and become effective upon written notice to the CEO or at such later times as may be specified in said notice. After such termination, all rights, duties and obligations of both parties shall cease except that Sense shall continue to pay the CEO his then monthly salary at the level for the month in which his duties were terminated under the terms of this paragraph^. During this period, the CEO shall not be required to perform any duties for Sense or come to Sense. Neither shall the fact that the CEO seeks, accepts and undertakes other employment during this period affect such payments. Also, for the period during which such payments are being made, Sense agrees to keep the CEO's group life, health and major medical insurance coverage paid up and in effect, and the CEO shall be entitled to outplacement services offered by Sense. The severance arrangements described in this paragraph will not be payable in the event that the CEO's employment is terminated for Cause.

                  (a) Involuntary Termination Without Cause or Disability: In the event that, during the term of this Agreement, the Corporation terminates Executive's employment for any reason other than Cause or Disability, and such termination does not occur within six months after a Change in Control, then the Executive shall be entitled to receive the following payments and benefits:

                           (1) Severance (2x payment): The Corporation shall pay
to the Executive following the date of the employment termination and over the succeeding 24 months, in accordance with standard payroll procedures, an amount equal to the following:

                                    (i) Two hundred percent (200%) of the
                           Executive's Base Compensation in effect on the date of the employment termination; plus

                                    (ii) Two hundred percent (200%) of the
                           Executive's annual incentive bonus earned on a quarterly basis as of the date of the termination, assuming the Executive was employed on the last day of the quarter in which termination of employment occurred.

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Any other provision of this Agreement or of the Corporation's Incentive Bonus
Plan notwithstanding, after the amount described in this Subsection (a) has been paid to the Executive, the Executive shall have no further interest in such Plan.

                           (2) Two years of Life Insurance and Health Plan
Coverage: The coverage described in this Subsection (b) shall be provided for a "Continuation Period' beginning on the date when the employment termination is effective and ending on the earlier of (i) 24 months after the date when the employment termination is effective or (ii) the date of the Executive's death. During the Continuation Period, the Executive (and, where applicable, the Employee's dependents) shall be entitled to continue participation in the group term life insurance plan and in the health care plan for employees maintained by the Corporation as if the Executive were still an employee of the Corporation. The coverage provided under this Subsection (b) shall run concurrently with and shall be offset against any continuation coverage under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended. Where applicable, the Executive's compensation for purposes of such plans shall be deemed to be equal to the Executive's compensation (as defined in such plans) in effect on the date of the employment termination. To the extent that the Corporation finds it undesirable to cover the Executive under the group life insurance and health plans of the Corporation, the Corporation shall provide the Executive (at its own expense) with the same level of coverage under individual policies.

                           (3) Incentive Programs: The Continuation Period shall
be counted as employment with the Corporation for purposes of vesting in each of the incentive awards heretofore or hereafter granted to the Executive by the Corporation, any contrary provisions of such awards or the applicable plan notwithstanding. This Subsection shall not be construed to require any member of the Corporation to grant any new awards to the Executive during the Continuation Period. The parties understand and agree that the Continuation Period also counts as employment with the Corporation for purposes of determining the expiration date of any incentive award granted by any member of the Corporation and held by the Executive when employment terminates.

                           (4) No Mitigation: The Executive shall not be
required to mitigate the amount of any payment or benefit contemplated by this section, nor shall any such payment or benefit be reduced by any earnings or benefits that the Executive may receive from any other source."

                  (b) Cause. The Company may terminate your employment for "Cause." "Cause" will exist in the event you are convicted of a felony or, in carrying out your duties you are guilty of gross negligence or gross misconduct resulting, in either case, in material harm to the Company. In the event your employment is terminated for Cause you will be entitled to any unpaid salary through the date of termination due you and you will be entitled to no other compensation hereunder from the Company and your deferred compensation will be forfeited. In the event of any claim that the Executive has been guilty of gross negligence or gross misconduct, notice shall be provided to Executive in writing at the address specified herein for communications, and Executive shall have 20 days in which to respond and defend his actions or, if possible and feasible, cure the conduct which was the basis for such written notice. For these purposes, no act or failure to act shall be considered "willful" unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interest of the Company. In the event corrective action is not satisfactorily taken by you, in each case as determined by the Board, as described above, a final written notice of termination shall be provided to you by the Company.

         6. Should the Board in its discretion change the CEO's duties or authority so it can reasonably be found that the CEO is no longer performing as the Chief Executive Officer of Sense and/or its parent corporation, the CEO shall have the right, within 90 days of such event, in his complete discretion, to terminate this contract by written notice delivered to the Chairman of the Board. Upon such termination, the CEO for Good Reason shall be entitled to the severance payment described in Paragraph 5, in accordance with the same terms of that Paragraph.

         Good Reason shall mean that you, without your consent, have either:

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                  (i) incurred a material reduction in your title, status,
         authority or responsibility at the Company; or

                  (ii) failed to be re-elected to the Board and continue as the CEO/Chairman and been able to nominate one officer to the Board; or

                  (iii) incurred a reduction in your base compensation from the Company; or

                  (iv) been notified that your principal place of work will be relocated by a distance of fifty (50) miles or more; or

                  (v) been required to work more than ten (10) days per month outside of your principal offices for a six (6) month continuous period."

         7. If Sense has a Change of Control, through but not limited to, merger, sale or closing, the CEO may terminate his employment at his discretion or be retained as President of Sense or any successor corporation to or holding company of Sense. If the CEO elects to terminate his employment at such time, he shall be entitled to the same severance arrangement as would be applicable under Paragraph 6 if Sense had terminated his employment at such time.

         Any election to terminate employment under this Paragraph must be made prior to Sense's merger, sale or closure, as applicable.

         A Change in Control shall mean:

                  (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or

                  (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets; or

                  (iii) A change in the composition of the Board of Directors, as a result of which fewer than one-half of the incumbent directors are directors who either:

                           (A) Had been directors of the Company twenty-four
         (24) months prior to such change; or

                           (B) Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the directors who had been directors of the Company twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination.

         A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

                  (a) Change of Control Termination Benefits: In the event that, during the term of this Agreement and within two years after a Change in Control, Executive's employment terminates in a Qualifying Termination, the Executive shall be entitled to the payments specified in Subsections (b) through
(d):

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                  (b) Severance (2.99x payment): The Corporation shall pay to the Executive in a lump sum, not less than 31 days nor more than 60 days following the date of the employment termination, an amount equal to the following:

                           (1) 299% of the Executive's Base Compensation in
                  effect on the date employment termination; plus

                           (2) 299% of his/her prior year's incentive bonus.

                  Any other provision of this Agreement or of the Corporation's incentive bonus plan notwithstanding, after the amount described in this Subsection (b) has been paid to the Executive, the Executive shall have no further interest in such Plan.

                  (c) Three Years of Life Insurance and Health Plan Coverage:
The coverage described in this Subsection (c) shall be provided for a "Continuation Period" beginning on the date when the employment termination is effective and ending on the earlier of (1) the third anniversary of the date when the employment termination is effective or (2) the date of the Executive's death. During the Continuation Period, the Executive (and, where applicable, the Employee's dependents) shall be entitled to continue participation in the group term life insurance plan and in the health care plan for employees maintained by the Corporation as if the Employee were still an employee of the Corporation. The coverage provided under this Subsection (c) shall run concurrently with and shall be offset against any continuation coverage under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended. Where applicable, the Executive's compensation for purposes of such plans shall be deemed to be equal to the Executive's compensation (as defined in such plans) in effect on the date of the employment termination. To the extent that the Corporation finds it undesirable to cover the Executive under the group life insurance and health plans of the Corporation, the Corporation shall provide the Executive (at its own expense) with the same level of coverage under individual policies.

                  (d) Incentive Programs: All stock options or equity awards granted by the Corporation shall vest 100% upon the effective date of the Change in Control. In addition, following a Qualifying Termination, and notwithstanding anything to the contrary in the Corporation's stock option plans and the Executive's stock option agreements, Executive shall have the full term set forth in the stock option agreements to exercise such options (irrespective of termination of employment).

                  Excise Tax Restoration Payment: In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company's assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (an "Excise Tax Restoration Payment") in an amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration or any Excise Tax.

                  Late or Refused Payment: If the Corporation refuses or fails to timely pay or provide the compensation and benefits specified in this section upon demand as provided in this Agreement and if such refusal or failure is not corrected within 10 business days after the Executive provides written notice to the Corporation concerning the refusal or failure, then the Corporation shall pay immediately to the Executive an additional amount equal to 50% of the Executive's Base Compensation.

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                  Notwithstanding any termination of Executive's employment
hereunder pursuant Paragraphs 5, 6 or 7 of this Agreement, Executive shall be entitled to full indemnification from the Corporation to the fullest extent permitted by the Florida Business Corporation Act.

         8. Should the CEO at his discretion elect to terminate this contract for any other reason than as stated in Paragraph 7, he shall give the Board 90 days' written notice of his decision to terminate. At the end of the 90 days, all rights, duties and obligations of both parties to the contracts shall cease and the CEO will not be entitled to severance benefits.

         9. If an event described in paragraph 5, 6, 7 or 8 occurs and the CEO accepts any of the severance benefits or payments described therein, to the extent not prohibited by laws, the CEO shall be deemed to voluntarily release and forever discharge Sense and its officers, directors, employees, agents, and related corporations and their successors and assigns, both individually and collectively and in their official capacities (hereinafter referred to collectively as "Releasee"), from any and all liability arising out of his employment and/or the cessation of said employment. Nothing contained in this paragraph shall prevent the CEO from bringing an action to enforce the terms of the Agreement.

         10. The CEO shall maintain confidentiality with respect to information that he receives in the course of his employment and not disclose any such information. The CEO shall not, either during the term of employment or thereafter, use or permit the use of any information of or relating to Sense in connection with any activity or business and shall not divulge such information to any person, firm, or corporation whatsoever, except as may be necessary in the performance of his duties hereunder or as may be required by law or legal process.

         11. During the term of this employment and during the 12-month period following termination of his employment, the CEO shall not directly own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder or otherwise, any biometric company, or related business, partnership, firm, or corporation (all of which hereinafter are referred to as "entity") that is at the time engaged principally or significantly in a business that is, directly or indirectly, at the time in competition with the business of Sense. Nothing herein shall prohibit the CEO from acquiring or holding any issue of stock or securities of any entity that has any securities of any such entity. This covenant shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Sense of this covenant. In the event of actual or threatened breach by the CEO of this provision, Sense shall be entitled to an injunction restraining the CEO from violation or further violation of the terms thereof.

         12. The CEO shall not directly or indirectly through his own efforts, or otherwise, during the term of this Agreement, and for a period of 12 months thereafter, employ, solicit to employ, or otherwise contract with, or in any way retain the services of any employee or former employee of Sense, if such individual has provided professional or support services to Sense at any time during this Agreement without the express written consent of Sense. The CEO will not interfere with the relationship of Sense and any of its employees and the CEO will not attempt to divert from Sense any business in which Sense has been actively engaged during his employment.

         13. Terms of a new contract shall be complete, or the decision made not to negotiate a new contract made, not later than the end of the twenty-second month of this contract. This contract and all its terms and conditions shall continue in effect until its duration, or terminated according to paragraphs 5, 6, 7, 8 or 9. Should Sense not renew the contract, the CEO will be entitled to six (6) months severance pay.

         14. This contract constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

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         15. Except as otherwise specifically provided, the terms and condition of this contract may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective it shall have been reduced to writing and signed by all members of the Executive Committee of Sense board and the CEO.

         16. The invalidity or unenforceability of any particular provision of this contract shall not affect its other provisions, and this contract shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

         17. This agreement shall be binding upon Sense, its successors and assigns, including, without limitation, any corporation into which Sense may be merged or by which it may be acquired, and shall insure to the benefit of the CEO, his administrators, executors, legatees, heirs and assigns.

         18. This agreement shall be construed and enforced under and in accordance with the laws of the State of Florida.

         19. Arbitration: Any dispute or controversy arising out of this Agreement or the Executive's employment or the termination thereof, including, but not limited to, any claim of discrimination under state or federal law, shall be settled exclusively by arbitration in Fort Lauderdale, Florida, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that in the event of a claimed violation of the Confidential Information obligations specified in this Agreement, the Corporation or the Executive may seek injunctive relief in order to prevent irreparable harm or preserve the status quo. Judgment may be entered on the arbitrator's award in any court having jurisdiction and attorney fees will be awarded to the prevailing party.

         20. The term of this Agreement is for three years. In the event that either party hereto does not signify his or its intention not to renew or extend this contract for any additional term, which notice shall be provided not later than 60 days prior to the termination of this Agreement or any renewal period, this Agreement shall renew on the same terms and conditions for an additional two-year period, with an automatic adjustment of 10% for each item of compensation provided hereunder.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals on the day and year first above written.

                                        SENSE HOLDINGS, INC.

/s/ Andrew Siegerman                    /s/ Shawn Tartaglia
--------------------                    -------------------
Witness                                 (Board Member)

                                        /s/ Dore Scott Perler
--------------------                    ---------------------
Witness                                 Dore Scott Perler (CEO)

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